EXHIBIT 11

                                                                                 1997            1996           1995
Net earnings (loss) applicable to common stock
     Net earnings (loss)                                                      $ (4,620)        (28,411)         34,014
     ESOP dividend requirements
          Preferred stock dividends declared                                    (2,266)         (2,338)         (2,406)
          Tax benefit on dividends - unallocated shares                            251             344             444
                                                                              --------        --------        --------
     Net earnings (loss) applicable to common stock                           $ (6,635)        (30,405)         32,052
                                                                              --------        --------        --------

Weighted average number of common shares outstanding                            14,806          14,784          14,696

Basic Earnings (Loss) per Common Share                                        $  (0.45)          (2.06)           2.18
                                                                              ========        ========        ========

Net earnings (loss) applicable to common stock
     Net earnings (loss)                                                      $     --              --          34,014
     Incremental cash contribution to the ESOP assuming conversion of
          preferred stock to common                                                 --              --            (902)
     Tax benefit on the incremental cash contribution                               --              --             316
                                                                              --------        --------        --------
     Net earnings (loss) applicable to common stock                           $     --              --          33,428
                                                                              --------        --------        --------

Weighted average number of common shares outstanding
     Weighted average number of common shares outstanding                           --              --          14,696
     Common stock equivalents                                                       --              --             129
     Assumed conversion of Series B ESOP preferred stock                            --              --           1,509
                                                                              --------        --------        --------
     Weighted average number of common shares and equivalents outstanding           --              --          16,334
                                                                              --------        --------        --------

Diluted Earnings (Loss) per Common Share                                      $  (0.45)**        (2.06)**         2.05
                                                                              ========        ========        ========

*    Not applicable because it would result in an antidilutive calculation.
**   Fully diluted calculation is not presented because it is antidilutive.